Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (Form S-4 No. 333-192346) of Umpqua Holdings Corporation of our report dated February 15, 2013, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Umpqua Holdings Corporation and subsidiaries, which report appears in the Form 10-K of Umpqua Holdings Corporation for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Umpqua Holdings Corporation and Sterling Financial Corporation Joint Proxy Statement and Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

December 17, 2013